EXHIBIT 99.1

ASIAINFO REPORTS FOURTH QUARTER AND

2006 YEAR-END RESULTS

•	AsiaInfo Exceeds Net Revenue Guidance for the Fourth Quarter

•	Fourth Quarter Telecom Software Products and Solutions Revenue Grows 41% Year-Over-Year and 9% Sequentially

•	Lenovo-AsiaInfo Fourth Quarter Net Revenue Grows 28% Sequentially

BEIJING/SANTA CLARA, Calif. – January 24, 2007 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of telecom software solutions and IT security products and services in China, today announced fourth quarter and full year results for the period ended December 31, 2006.

“We’re pleased to report that our strategy of focusing on our core telecom and IT security businesses helped to drive encouraging business results for the fourth quarter and full year 2006,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Our telecom software solutions gained market share and customer recognition as we worked to innovate and drive value for China’s telecom carriers.”

During the fourth quarter, AsiaInfo developed software solutions that helped carriers expand capacity, provide new value-added services to users, analyze user data, and increase overall operational efficiency. Contracts signed during the quarter included agreements to upgrade China Telecom’s business support systems, expand Beijing Mobile’s business intelligence and operational CRM systems, and enhance China Mobile’s content billing system.

“We are optimistic about the year ahead,” continued Mr. Zhang. “Our focus on R&D and anticipating customer needs well positions us to take advantage of opportunities created by increasing competition between the telecom carriers and the growing overall demand for new value-added telecom services. We will also continue to consider attractive acquisitions in the telecom software space that allow us to expand market share at a reasonable cost.”

Fourth Quarter 2006 Results

Exceeding guidance, net revenue (total revenues net of third party hardware cost) for the fourth quarter was US$25.4 million, an increase of 58% year-over-year, and an increase of 8% sequentially. Earnings per basic share for the quarter was US$0.05.

AsiaInfo’s core telecom software solutions business continued to perform well, posting net revenue growth of 32% year-over-year and 5% sequentially. The Company’s Lenovo-AsiaInfo business unit had a strong quarter, with net revenue up 876% year-over-year, and up 28% sequentially. The large year-over-year increase in net revenue was primarily due to significantly lower than expected shipment volume for the Lenovo-AsiaInfo business unit in the year ago period. Please refer to the end of the press release for condensed segmented financial results for AsiaInfo’s two business units.

During the fourth quarter, the Lenovo-AsiaInfo business unit contributed approximately 14% to net revenue, including a 16% contribution to software products and solutions revenue and a 4% contribution to service revenue. Lenovo-AsiaInfo contributed 12% to net revenue in the previous quarter.

Gross revenue for the fourth quarter was US$32.1 million, an increase of 66% from the year ago period and up 16% sequentially. Gross margins were 42% in the fourth quarter compared to 25% in the year-ago period and 43% in the previous quarter.

Revenue from software products and solutions for the fourth quarter was US$21.6 million, an increase of 73% from the year-ago period and an increase of 13% sequentially. Service revenue was US$3.5 million, a 1% increase year-over-year and a 15% sequential decrease. Third-party hardware revenue for the quarter was US$7.1 million, a 102% increase over the year ago period and an increase of 57% sequentially.

Total operating expenses for the quarter were US$12.2 million, a decrease of 64% year-over-year and an 11% increase sequentially. The year-over-year decrease was primarily due to a US$21.2 million non-cash charge for impairment of goodwill and acquired intangible assets related to the Lenovo-AsiaInfo business unit in the year-ago period. Lenovo-AsiaInfo contributed 20% to total operating expenses before corporate general and administrative charges for the fourth quarter of 2006.

Net income from continuing operations for the fourth quarter was US$1.9 million, or US$0.05 per basic share. Net loss from continuing operations in the year-ago period was US$27.9 million or US$0.60 per basic share, and net income from continuing operations in the previous quarter was US$1.8 million or US$0.04 per basic share.

As announced in early December 2006, AsiaInfo has entered into an agreement to sell its financial services IT solutions business. The sale of this business will allow AsiaInfo to concentrate on delivering leading telecom software solutions and IT security products and services to a growing client base. The transaction is expected to close in the first quarter of 2007.

The Company recorded net income from discontinued operations for the fourth quarter of US$0.2 million. This compares to a net loss from discontinued operations of US$11.9 million in the year-ago period, and net income from discontinued operations of US$0.2 million in the previous quarter.

In the fourth quarter, AsiaInfo recorded total net income of US$2.1 million. This is compared to a net loss of US$39.8 million in the year-ago period and net income of US$2.0 million in the previous quarter, inclusive of the impact of discontinued operations during those periods.

Net income excluding share-based compensation expenses, amortization and impairment charges1 (Non-GAAP net income) was US$3.1 million in the fourth quarter of 2006 or

[1]	Non-GAAP net income and Non-GAAP EPS measures exclude share-based compensation expenses, amortization expenses of acquired intangible assets and impairment of goodwill and acquired intangible assets. For further details on non-GAAP measures, please refer to the reconciliation table and a detailed discussion of management’s use of non-GAAP information below.

US$0.07 per basic share. Non-GAAP net loss in the year-ago period was US$18.3 million or US$0.40 per basic share. Non-GAAP net income in the previous quarter was US$2.7 million or US$0.06 per basic share.

Operating cash flow for the fourth quarter of 2006 was US$27.6 million.

2006 Full Year Financial Results

For the full year 2006, the company reported net revenue of US$86.7 million, representing a 16% increase over 2005 net revenue of US$75.0 million. Gross revenue for the full year 2006 was US$109.6 million, up by 21% from US$90.3 million in 2005. Gross margin for the full year 2006 was 40% compared to 41% for the full year 2005.

Full year 2006 revenue from telecom software products and solutions grew by 32% compared to 2005, leading to an 18% increase in telecom net revenue for the year.

The Lenovo-AsiaInfo business unit’s full year 2006 results contributed 8% and 8% to the full year gross revenue and gross profit, respectively, and 10% to 2006 net revenue.

Reflecting AsiaInfo’s strategic focus on software products and solutions, revenue from this area grew 28% for the year to US$72.1 million from US$56.3 million in 2005. Service revenue fell 25% to US$13.4 million from US$17.8 million in 2005, and third party hardware revenue grew 49% to US$24.1 million from US$16.1 million in 2005. Third party hardware has been generally decreasing in the past years as we focus on our core software solution business; however, from time to time we offer hardware for some projects in response to customer requests.

Net income from continued operations for 2006 was US$5.0 million, or US$0.11 per basic share compared to a net loss of US$23.8 million, or US$0.53 per basic share, for 2005. Net income from discontinued operations for 2006 was US$0.8 million, or US$0.02 per basic share while net loss from discontinued operations for 2005 was US$13.4 million, or US$0.30 per basic share in 2005.

AsiaInfo recorded a total net income of US$5.8 million for the year, compared to a net loss of US$37.2 million in 2005.

Non-GAAP net income was US$8.1 million for the full year 2006 or US$0.19 per basic share. Non-GAAP net loss in 2005 was US$14.4 million or US$0.32 per basic share.

AsiaInfo's full year net operating cash flow was US$35.8 million.

First Quarter 2007 Guidance

AsiaInfo expects first quarter 2007 net revenue to be US$23 million to US$24 million, representing 22% to 28% year-over-year growth. Earnings per basic share from continuing operations for the first quarter of 2007 is expected to be US$0.03 to US$0.04. This is compared to earnings per basic share of US$0.01 in the first quarter of 2006.

The Company anticipates that the Lenovo-AsiaInfo business unit will post a loss of US$0.6 million to US$0.8 million in the first quarter due to seasonality in the business relating to the long Chinese New Year holiday.

ASIAINFO HOLDINGS, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS 2

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended Dec 31		Year Ended Dec 31
	2006	2005	2006	2005
Revenues:
Software products and solutions	21,565	12,433	72,098	56,343
Service	3,491	3,455	13,432	17,816
Third party hardware	7,055	3,500	24,053	16,125

Total revenues	32,111	19,388	109,583	90,284

Cost of revenues:
Software products and solutions	9,477	8,339	33,736	27,928
Service	2,336	2,878	8,801	10,460
Third party hardware	6,701	3,325	22,850	15,317

Total cost of revenues	18,514	14,542	65,387	53,705

Gross profit	13,597	4,846	44,196	36,579
Operating expenses:
Sales and marketing	6,464	5,278	20,137	18,473
General and administrative	2,003	3,768	7,960	11,288
Research and development	3,712	3,886	14,230	12,762
Impairment of goodwill and acquired intangible assets	—	21,197	—	21,197

Total operating expenses	12,179	34,129	42,327	63,720

Income (loss) from operations	1,418	(29,283)	1,869	(27,141)
Other income (expenses):
Interest income	1,097	958	4,246	3,323
Gain (loss) on investments	(196)	137	(196)	134
Other income (expense), net	(79)	(24)	(155)	23

Total other income, net	822	1,071	3,895	3,480

Income (loss) before income taxes and equity in loss of an affiliate	2,240	(28,212)	5,764	(23,661)
Income tax (benefit) expense	304	(318)	768	145

Net income (loss) from continuing operations	1,936	(27,894)	4,996	(23,806)

Discontinued operations
Gain (loss) from operations of discontinued operations	183	(977)	695	(2,439)
Gain (loss) on disposal of discontinued operations	—	(11,163)	140	(11,163)
Income tax benefit	—	239	—	239

Net income (loss) from discontinued operations	183	(11,901)	835	(13,363)

Net income (loss)	2,119	(39,795)	5,831	(37,169)

Net income (loss) from continued operations:
Basic	0.05	(0.60)	0.11	(0.53)
Diluted	0.04	(0.60)	0.11	(0.53)
Net income (loss) from discontinued operations:
Basic	0.00	(0.26)	0.02	(0.30)
Diluted	0.00	(0.26)	0.02	(0.30)
Shares used in computation:
Basic	42,838,394	46,144,356	43,630,365	44,983,877
Diluted	43,735,011	46,144,356	44,452,024	44,983,877
Non-GAAP disclosure:
Total revenues net of third party hardware cost	25,410	16,063	86,733	74,967
Total cost of revenues net of third party hardware cost	11,813	11,217	42, 537	38,388

[2]	Certain comparative figures have been reclassified to conform to current period’s discontinued operation presentation.

ASIAINFO HOLDINGS, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005 [3]
ASSETS:
Current Assets:
Cash and cash equivalents	104,575	72,095	92,176
Restricted cash	12,645	12,728	13,369
Short term investments	45,882	47,460	43,181
Notes receivable	848	954	3,551
Accounts receivable, trade (net of allowances of 3,311 and 4,663 at Dec 31, 2006 and 2005, respectively)	35,234	46,859	40,727
Inventories	6,518	5,236	5,211
Current assets held-for-sale	857	—	—
Other current assets	10,026	11,462	9,595

Total current assets	216,585	196,794	207,810

Property, plant and equipment, net	1,857	1,911	2,374
Long term investment	1,787	1,765	1,729
Other assets	23,933	23,830	16,313

Total Assets	244,162	224,300	228,226

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	4,045	4,608	1,807
Accounts payable	15,537	12,187	9,421
Accrued employee benefit	18,376	13,700	11,849
Deferred revenue	23,169	16,747	18,685
Income taxes payable	927	417	444
Other taxes payable	3,232	2,771	2,415
Current liabilities held-for-sale	227	—	—
Other current liabilities	16,188	17,381	15,981

Total current liabilities	81,701	67,811	60,602

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued: 43,076,034 and 46,920,714 as at Dec 31, 2006 and 2005 respectively; shares issued and outstanding: 43,076,034 and 46,144,613 shares as at Dec 31, 2006 and 2005 respectively	431	428	469
Additional paid-in capital	195,881	194,791	215,201
Treasury stock, at cost: Dec 31, 2006: nil; Dec 31, 2005: 776,101	—	—	(4,027)
Accumulated deficit	(40,556)	(42,675)	(46,387)
Accumulated other comprehensive income	6,705	3,945	2,368

Total stockholders’ equity	162,461	156,489	167,624

Total Liabilities and Stockholders’ Equity	244,162	224,300	228,226

[3]	December 31, 2005 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS AND TOTAL ASSETS FOR REPORTABLE SEGMENTS

	(Amounts in thousands of US$)
	Three Months Ended
	Dec 31, 2006			Dec 31, 2005			Sept 30, 2006
	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total
Revenues:
Software products and solutions	18,064	3,501	21,565	12,824	(391)	12,433	16,577	2,588	19,165
Service	3,354	137	3,491	3,551	(96)	3,455	3,855	251	4,106
Third party hardware	7,048	7	7,055	3,154	346	3,500	4,481	22	4,503

Total revenues	28,466	3,645	32,111	19,529	(141)	19,388	24,913	2,861	27,774

Cost of revenues:
Software products and solutions	8,188	1,289	9,477	6,368	1,971	8,339	7,812	1,231	9,043
Service	1,890	446	2,336	2,549	329	2,878	2,228	314	2,542
Third party hardware	6,695	6	6,701	2,997	328	3,325	4,257	21	4,278

Total cost of revenues	16,773	1,741	18,514	11,914	2,628	14,542	14,297	1,566	15,863

Gross profit	11,693	1,904	13,597	7,615	(2,769)	4,846	10,616	1,295	11,911
Business unit expenses:
Sales and marketing	4,637	1,827	6,464	3,639	1,639	5,278	4,035	1,548	5,583
General and administrative [4]	304	(212)	92	(149)	1,672	1,523	—	(266)	(266)
Research and development	3,281	431	3,712	3,074	812	3,886	3,317	499	3,816
Impairment of goodwill and acquired intangible assets	—	—	—	—	21,197	21,197	—	—	—

Total business unit expenses	8,222	2,046	10,268	6,564	25,320	31,884	7,352	1,781	9,133

Contribution profit (loss)	3,471	(142)	3,329	1,051	(28,089)	(27,038)	3,264	(486)	2,778

Corporate general and administrative			1,911			2,245			1,792

Income (loss) from operations			1,418			(29,283)			986

[4]	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

Fourth Quarter and Year End 2006 Conference Call

The earnings announcement conference call will take place at 4:00pm Pacific Time/ 7:00pm Eastern Time (Beijing/Hong Kong Time: January 25, 2007 at 8:00am). The management team will be on the call to discuss results and highlights of the quarter, and answer questions. The dial-in number for U.S. callers is +1 866-549-1292, and +852 3005-2050 for Hong Kong and international callers. The passcode for the call is 620250.

A replay will be available from 7:00pm Pacific Time on January 24, 2007 until 7:00pm Pacific Time on February 3, 2007 by dialing +1 866-753-0743 for U.S. callers, or +852 3005-2020 for Hong Kong and international callers. The passcode for the replay is 130358.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by the applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors' overall understanding of the Company's current financial performance and prospects for the future. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) AsiaInfo's net revenue represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue to the nearest GAAP financial measure (total revenue):

	2006 Q4	2006 Q3	2005 Q4
	(in thousands of US dollars)
Net Revenue	25,410	23,496	16,063
Third Party Hardware Costs	6,701	4,278	3,325

Total Revenues	32,111	27,774	19,388

	FY 2006	FY 2005
	(in thousands of US dollars)
Net Revenue	86,733	74,967
Third Party Hardware Costs	22,850	15,317

Total Revenues	109,583	90,284

(2) Non-GAAP net income and Non-GAAP basic EPS excludes certain non-cash expenses, including share-based compensation, amortization of acquired intangible assets and impairment of goodwill and acquired intangible assets. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain non-cash expenses that may not be indicative of our operating performance from a cash perspective. We believe that both management and investors benefit from referring to this additional information in assessing our performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to AsiaInfo’s historical performance and liquidity.

Reconciliation of Non-GAAP net income to the nearest GAAP financial measure (GAAP net income):

	2006 Q4	2006 Q3	2005 Q4
	(in thousands of US dollars)
GAAP net income	2,119	2,005	(39,795)
Adjustments:
- share-based compensation	393	138	45
- amortization of acquired intangible assets	575	561	285
- impairment of goodwill and acquired intangible assets	—	—	21,197

Non-GAAP net income	3,087	2,704	(18,268)

Non-GAAP basic EPS	0.07	0.06	(0.40)

	FY 2006	FY 2005
	(in thousands of US dollars)
GAAP net income	5,831	(37,169)
Adjustments:
- share-based compensation	803	48
- amortization of acquired intangible assets	1,506	1,541
- impairment of goodwill and acquired intangible assets	—	21,197

Non-GAAP net income	8,140	(14,383)

Non-GAAP basic EPS	0.19	(0.32)

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of IT security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China's major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of January 24, 2007. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contact:

ir@asiainfo.com

+1 800-618-0588

+1 408-970-9788

China Contacts:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

+8610 8216-6017

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

+8610 8520-6553